Exhibit 5.1

OPINION AND CONSENT OF DORSEY & WHITNEY LLP

September 3, 2013

CombiMatrix Corporation
310 Goddard, Suite 150
Irvine, California 92618

Re:                             Registration Statement on Form S-3

File No. 333-176372

Ladies and Gentlemen:

We have acted as counsel to CombiMatrix Corporation, a Delaware corporation (the “Company”), in connection with the above-captioned Registration Statement on Form S-3 (“Registration Statement”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), of up to a total of 7,393 shares of the Company’s Common Stock, $0.001 par value per share (the “Conversion Shares”), issuable, pursuant to a Prospectus Supplement dated September 3, 2013 to the Prospectus dated October 17, 2011 (together, the “Prospectus”), upon conversion of the Company’s outstanding Series B 6% Convertible Preferred Stock, $0.001 par value per share.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Conversion Shares have been duly authorized and if, as, and when the Conversion Shares are issued and delivered by the Company in accordance with the terms of the Company’s Amended and Restated Certificate of

Incorporation, as amended and supplemented to date by all amendments and certificates of designation thereto, the Conversion Shares will be validly issued, fully paid, and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law and the federal laws of the United States of America.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed as of the date hereof and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described above.

Very truly yours,

/s/ DORSEY & WHITNEY LLP